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                                 Exhibit 15(a)

           Form of Service Plan and Agreement Pursuant to Rule 12b-1
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                SERVICE PLAN AND AGREEMENT PURSUANT TO RULE 12B-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

      PLAN AND AGREEMENT made as of the day of , 1997, by and between Orbitex Group of Funds (the "Trust") and Funds Distributor, Inc. ("FDI").

      WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company which offers for public sale separate series of shares of beneficial interest, each corresponding to a distinct portfolio which may be further divided into separate classes of shares (the "Shares"); and

      WHEREAS, the Trust has entered into a Distribution Agreement (the "Distribution Agreement") with FDI pursuant to which FDI has agreed to serve as the Distributor of the Shares; and

      WHEREAS, the Trust desires to adopt this Service Plan and Agreement pursuant to Rule 12b-1 under the 1940 Act (the "Plan") on behalf of its series with respect to the Shares of the Orbitex Global Natural Resources Fund, Orbitex Info-Tech & Communications Fund, Orbitex Growth Fund, Orbitex Asian High Yield Fund and Orbitex Asian Select Advisers Fund and of such other series as may hereafter be designated (the "Funds") by the Trust's Board of Trustees (the "Board"); and

      WHEREAS, FDI desires to serve as Distributor of the Shares and to provide, or arrange for the provision of services pursuant to the Plan;

      NOW THEREFORE, the parties agree as follows:

      1. A. Each Fund is authorized to pay to FDI, as compensation for FDI's services under this Plan and Agreement, a fee at the rate of 0.25% on an annualized basis of the average net assets of the Fund. Such fees are to be paid by the Funds monthly, or at such other intervals as the Board shall determine. Such fees shall be based upon the applicable Fund's average daily net assets during the preceding month, and shall be calculated and accrued daily.

            B. Any Fund may pay fees to FDI at a lesser rate than the fees specified in Section I.A. of this Plan and Agreement as agreed upon by the Board and FDI and as approved in the manner specified in subsections (a) and (b) of paragraph 3 of this Plan and Agreement.

      2. FDI shall provide, or arrange for securities dealers or brokers, administrators and others ("Recipients") with which FDI has entered Service Sub-Agreements in the form attached hereto to provide, account maintenance services, and to the extent that those services are provided by a Recipient, FDI shall pay the Recipient a fee based on the net asset value of shares of the Fund held by clients or customers of that Recipient. The account maintenance services shall include answering routine inquiries concerning a Fund; assisting in the maintenance of accounts or sub-accounts in a Fund and in processing purchase or redemption transactions; making a Fund's investment plans and shareholder services available; and providing such other information and services to investors in shares of the Fund as FDI or the Trust, on behalf of a Fund, may reasonably request.
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      3. This Plan and Agreement shall not take effect with respect to any Fund unless it has been approved, together with any related agreements, by a majority vote, cast in person at a meeting (or meetings) called for the purpose of voting on such approval, of : (a) the Board; and (b) those Trustees of the Trust who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of this Plan and Agreement or any agreements related thereto (the "Independent Trustees").

      4. This Plan and Agreement may continue in full force and effect with respect to each Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan and Agreement in subsections (a) and (b) of paragraph 3.

      5. FDI shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to each Fund by FDI under this Plan and Agreement and the purposes for which such expenditures were made.

      6. The Trust or any Fund may terminate this Plan and Agreement at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the affected Fund. FDI may terminate this Plan and Agreement with respect to the Trust or any Fund, without payment of penalty, upon sixty (60) days written notice to the Trust or the affected Fund. Notwithstanding the foregoing, this Plan and Agreement shall terminate automatically in the event of its assignment.

      7. This Plan and Agreement may not be amended to increase materially the amount of distribution fees to be paid by a Fund unless such amendment is approved by a vote of a majority of the outstanding voting securities of the affected Fund, and no material amendment to the other provisions of the Plan and Agreement shall be made unless approved in the manner provided for approval and annual renewal in subsections (a) and (b) of paragraph 3 hereof.

      8. The amount of distribution fees payable by any Fund to FDI under this Plan and Agreement and the amounts received by FDI under the Distribution Agreement may be greater or lesser than the expenses actually incurred by FDI on behalf of such Fund in serving as Distributor of the Shares. The distribution fees with respect to a Fund will be payable by such Fund to FDI until either the Plan and Agreement or the Distribution Agreement is terminated or not renewed with respect to the Shares of that Fund. If either the Plan and Agreement or the Distribution Agreement is terminated or not renewed with respect to the Shares of any Fund, any distribution expenses incurred by FDI on behalf of the Fund which are in excess of payments which FDI has received or accrued through the termination date shall be the sole responsibility and liability of FDI, and are not obligations of the Fund.

      9. While this Plan and Agreement is in effect, the selection and nomination of the Trustees who are not interested persons of the Trust shall be made solely at the discretion of the Trustees who are not interested persons of the Trust.

      10. As used in this Plan and Agreement, the terms "majority of the outstanding voting securities," "assignment" and "interested person" shall have the same meanings as those terms have in the 1940 Act.


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      11. The Trust shall preserve copies of this Plan and Agreement (including any amendments thereto) and any related agreements and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

      12. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan and Agreement, and FDI or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Fund in settlement of any such right or claim, and not to such Trustees or shareholders.

      IN WITNESS WHEREOF, the Trust and FDI have executed this Distribution Plan and Agreement on the day and year set forth above.

                             ORBITEX GROUP OF FUNDS

Attest:________________________           By:____________________________
              Secretary                               President


                             FUNDS DISTRIBUTOR, INC.

Attest:________________________           By:____________________________
              Secretary                               President


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